Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-180907, 333-183314 and 333-187883) of Natural Resource Partners L.P. of our report dated January 23, 2015, relating to our audit of the combined statement of revenues and direct operating expenses of properties acquired by Natural Resource Partners L.P. from Kaiser-Whiting, LLC under agreement dated October 5, 2014, for the year ended December 31, 2013, which appears as Exhibit 99.1 in the accompanying Natural Resource Partners L.P. Current Report on Form 8-K/A.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

January 23, 2015